Exhibit 15.1
Report of Independent Registered Public Accounting Firm
To the Board of Directors and
Stockholders of Valeant Pharmaceuticals International:
     We have reviewed the accompanying consolidated condensed balance sheet of Valeant Pharmaceuticals International (the “Company”) and its subsidiaries as of September 30, 2009, and the related consolidated condensed statements of operations and the consolidated condensed statements of comprehensive income, for the three-month and nine-month periods ended September 30, 2009 and 2008 and the consolidated condensed statements of cash flows for the nine-month periods ended September 30, 2009 and 2008. These interim financial statements are the responsibility of the Company’s management.
     We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.
     Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated condensed interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.
     We previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2008, and the related consolidated statements of operations, of stockholders’ equity, and of cash flows for the year then ended (not presented herein), and in our report dated February 27, 2009 except with respect to our opinion on the consolidated financial statements changes in accounting for certain convertible debt instruments and the accounting for noncontrolling interests in a subsidiary discussed in Note 1, as to which the date is May 28, 2009, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated condensed balance sheet as of December 31, 2008, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.
/s/ PricewaterhouseCoopers LLP
Orange County, California
November 2, 2009